Exhibit 10.1

DIGITAL INSIGHT CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

and

SUMMARY PLAN DESCRIPTION

November 2006

INTRODUCTION.

Digital Insight Corporation (the “Company”) has established the Digital Insight Corporation Change in Control Severance Plan (the “Plan”), effective November 29, 2006, for the benefit of eligible employees of the Company. The Plan is designed to make certain benefits available to eligible employees in the event of a Change in Control of the Company and to provide certain severance benefits to eligible employees of the Company who are terminated from employment with the Company (or its successor) within twelve months following a Change in Control. This document serves as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of this document.

Nothing in the Plan will be construed to give any employee the right to continue in the employment of the Company. The Plan is unfunded, has no trustee and is administered by the Plan Administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. §2510.3-2(b). Please review the section entitled “Amendment and Termination of the Plan” regarding the Company’s reservation of future rights.

This Plan supersedes all prior agreements, arrangements or related communications of the Company relating to accelerated vesting and severance benefits on a change in control for employees eligible for such coverage, whether formal or informal, or written or unwritten. Any benefits under the Plan will be provided to eligible employees in lieu of benefits under any other severance plan or agreement. The Plan does not supersede any prior (i) Employment, Confidential Information and Invention Assignment Agreement or any other agreement relating to confidentiality, assignment of inventions, noncompetition or nonsolicitation, or (ii) the Company’s Code of Conduct or any replacement code or policy.

GENERAL INFORMATION.

1.	Plan Name:	Digital Insight Corporation Change in Control Severance Plan

2.	Plan Number:	502

3.	Employer/Plan Sponsor:	Digital Insight Corporation and following a Change in Control, its successor 26025 Mureau Road Calabasas, CA 91302

4.	Employer Identification Number:	77-0493142

5.	Type of Plan:	Welfare Benefit – Severance Plan

6.	Plan Administrator:	Compensation Committee and following a Change in Control, any successor committee appointed by the successor of the Company to administer the Severance Plan

Digital Insight
26025 Mureau Road
Calabasas, CA 91302

7.	Agent for Service of Legal Process:	Digital Insight Corporation and following a Change in Control, its successor

8.	Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of the Company.

9.	Type of Administration:	The Plan is administered by the Plan Administrator with benefits provided in accordance with the provisions of the applicable Plan document.

10.	Plan Year:	January 1 through December 31, except that for the first Plan Year, the Plan Year shall commence on November 29, 2006 and end on December 31, 2006.

DEFINITIONS.

“Cause” means, on or after a Change in Control,:

(i) For Senior Officers, Senior Executives and Top Performers, shall mean the termination of a Senior Officer’s, Senior Executive’s or Top Performer’s employment on account of any of the following reasons, provided that no act or failure to act by a Senior Officer, Senior Executive or Top Performer shall be deemed to constitute “willful misconduct” or “gross negligence” if done, or omitted to be done, at the instruction of the Company (or any successor) or in good faith and with the reasonable belief that the action or omission was in the best interests of the Company (or any successor):

(A) A Senior Officer, Senior Executive or Top Performer shall have been convicted of, or plead nolo contendre to, a felony or crime involving moral turpitude, in either case causing material harm to the business and affairs of the Company (or any successor);

(B) A Senior Officer, Senior Executive or Top Performer engages in gross negligence or willful misconduct in the performance of his duties to the Company (or any successor) (other than as a result of disability) that has resulted or is likely to result in substantial and material damage to the Company (or any successor), after a demand for substantial performance is delivered to the Senior Officer, Senior Executive or Top Performer by the Company (or any successor), which specifically identifies the manner in which the Senior Officer, Senior Executive or Top Performer has not substantially performed his or her duties and he or she has been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; or

(C) A Senior Officer, Senior Executive or Top Performer commits any act of fraud with respect to the Company (or any successor).

(ii) For all Other Eligible Employees, shall mean the termination of an Other Eligible Employee’s employment on account of any of the following reasons, except where such act or omission is done at the direction of the Company (or any successor):

(A) The Other Eligible Employee has engaged in fraud, embezzlement, theft, the commission of a felony, or proven dishonesty to the Company (or any successor) or any of its subsidiaries;

(B) The Other Eligible Employee has improperly disclosed trade secrets or confidential information of the Company (or any successor) or any of its subsidiaries to persons not entitled to receive such information;

(C) The Other Eligible Employee has materially breached any written non-competition or non-solicitation agreement in effect with Company (or any successor) or any of its subsidiaries or materially violated the Company’s (or any successor’s) or any of its subsidiaries’ Code of Conduct or employment policies, as in effect from time to time; or

(D) The Other Eligible Employee’s misconduct in the performance of his or her duties as an employee, his or her negligence in the performance of his or her duties as an employee, or his or her failure to follow the lawful instructions of his or her manager or Company policy relating to an activity within the scope of his or her duties; provided that in order for a condition identified in this subsection (D) to constitute Cause, the Company or its successor shall first have provided the Other Eligible Employee with (x) at least 30 days’ written notice of the alleged actions setting forth with specificity the events or failures complained of and (y) an opportunity to remedy to the reasonable satisfaction of his or her manager such condition within such 30 day period and the Other Eligible Employee shall have failed to remedy such condition.

“Change in Control” means an event or occurrence set forth in any one or more of the following events (including, without limitation, an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) or beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii) the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board of Directors of the Company (A) who was a member of the Board of Directors of the Company on the date of the adoption of this Plan or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors of the Company was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors;

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Digital Insight Corporation, a Delaware corporation.

“Eligible Employees” means all Senior Officers, Senior Executives, Top Performers and Other Eligible Employees; provided, however, an Eligible Employee shall not include any employee of the Company who at any time prior to a Change in Control entered into a mutual separation agreement with the Company.

“Good Reason” means, on or after a Change in Control, a Senior Officer, Senior Executive or Top Performer resigns within sixty days after the occurrence of any of the following events without the Senior Officer’s, Senior Executive’s or Top Performer’s express written consent:

(i) a reduction in the Senior Officer’s, Senior Executive’s or Top Performer’s annual base salary and/or the Senior Officer’s or Senior Executive’s target bonus opportunity (in either case, other than in connection with a general decrease in the salary or target annual bonuses, as applicable, for all officers of the Company (or any successor));

(ii) a material reduction of the Senior Officer’s, Senior Executive’s or a Transition Employee’s duties that are inconsistent with those for his position immediately prior to the Closing;

(iii) a requirement by the Company (or any successor) that the Senior Officer, Senior Executive or Top Performer relocate his or her principal office to a facility more than fifty miles from his or her principal office immediately prior to the Closing;

(iv) with respect to the Company’s Chief Executive Officer and Chief Financial Officer only, if immediately after the Change in Control, they (A) remain the Chief Executive Officer or Chief Financial Officer, respectively, of the Company, but the Company is not an independently publicly traded entity, or (B) they are not elected as the Chief Executive Officer or Chief Financial Officer, respectively, of the Company’s publicly traded ultimate parent entity; or

(v) with respect to the Senior Officers designated on Exhibit A only, they terminate their employment for any reason or no reason within the sixty (60) day period following the Change in Control.

Notwithstanding the foregoing, that with respect to items (i) through (iii) the Senior Officer, Senior Executive or Top Performer must provide the Company (or its successor) with written notice of its obligations and a reasonable opportunity to cure.

“Other Eligible Employee” means any other full time employee of the Company or any subsidiary of the Company immediately prior to a Change in Control who is not deemed to be a Senior Officer, Senior Executive or Top Performer under the Plan.

“Outplacement Period” means the period specified for the Top Performers and Other Eligible Employees on Schedule I to this Plan.

“Senior Executive” means any employee of the Company or any subsidiary of the Company (other than an employee who is a Senior Officer) who immediately prior to a Change in Control held the title of Executive Vice President or Senior Vice President.

“Senior Officer” means any employee of the Company who (i) held the title of Chief Executive Officer of the Company or Chief Financial Officer of the Company immediately prior to a Change in Control or (ii) is designated on Exhibit A to this Plan.

“Severance Multiplier” means the multiplier specified for the Eligible Employee on Schedule I to this Plan.

“Severance Period” means the period specified for the Eligible Employee on Schedule I to this Plan.

“Top Performer” means (i) a Transition Employee, or (ii) those employees of the Company or any subsidiary of the Company immediately prior to the Change in Control who are specifically designated on Exhibit C to this Plan.

“Transition Employee” is any individual who is designated as such on Exhibit B to this Plan.

“Triggering Event” means, upon, or within the twelve (12) month period following, a Change in Control of the Company:

(i)	an Eligible Employee’s employment is terminated involuntarily by the Company (or its successor) without Cause; or

(ii)	a Senior Officer, Senior Executive or Top Performer resigns as an employee from the Company (or its successor) for Good Reason.

COVERAGE.

The Company reserves the right to make all decisions regarding eligibility and participation in this Plan.

ELIGIBILITY.

A. When You Are Eligible.

As provided in this Plan, certain Eligible Employees may be entitled to benefits under the Plan as a result of the Change in Control. In addition, the Company (or its successor organization) shall provide accelerated vesting and severance benefits to any Eligible Employee covered by the Plan upon a Triggering Event. If you are an Eligible Employee, to receive accelerated vesting and severance benefits, you must also sign and not revoke the Company’s (or its successor’s) standard waiver/release of all claims against the Company (or its successor) and all related parties, including, without limitation, claims arising out of the employment relationship and the termination of that relationship. Among the conditions of the waiver/release is that it will contain a reaffirmation that any prior confidentiality and non-solicitation covenants previously agreed to by you and a reasonable non-competition covenant to the extent such covenant has not previously been agreed to. Notwithstanding the foregoing, if you are a Senior Officer, Senior Executive, Top Performer or Other Eligible Employee with a severance, change in control or other agreement with the Company that provides for acceleration of vesting of your equity rights and/or severance benefits on a change in control, you must have expressly waived your entitlement to the change in control acceleration and severance benefits under such agreement to be eligible to participate in this Plan.

B. When You Are Not Eligible.

Notwithstanding the foregoing, you are not eligible for accelerated vesting and severance pay in any of the following circumstances:

i.	you voluntarily resign, unless you are a Senior Officer, Senior Executive or Top Performer and you resign for you Good Reason;

ii.	you are discharged involuntarily for Cause;

iii.	you terminate employment for any or no reason prior to a Change in Control;

iv.	you are a Senior Executive, Top Performer or Other Eligible Employee and you have not waived your entitlement to the accelerated vesting of equity rights and/or severance benefits on a change in control under any severance, change in control or other agreement, if any, with the Company;

v.	you entered into a mutual separation agreement with the Company at any time prior to a Change in Control; or

vi.	you actually receive severance benefits under another plan, arrangement or agreement.

PLAN BENEFITS.

A. Change in Control. Upon a Change in Control, if you are a Senior Executive or Top Performer, the unvested equity rights held by you shall be accelerated as to 65% of the unvested shares subject to such equity rights and the remaining 35% of such unvested shares subject to such equity rights shall continue to vest after the Change in Control according to their original schedule.

B. Severance Benefits. Severance will be paid upon a Triggering Event as soon as practicable after the later of the termination/resignation date or end of the release revocation period, whichever is later, unless otherwise provided. Severance benefits will be paid as follows upon a Triggering Event.

i.	Senior Officers and Senior Executives

(1)	a lump sum cash payment in an amount equal to, the Severance Multiplier times, the sum of (i) highest base salary as in effect prior to termination of employment and (ii) target bonus for the year in which the termination occurs (for the Chief Executive Officer only, this shall be 100% of his Base Salary);

(2)	for the Severance Period, continuation of health and welfare coverage in effect as of the date of his termination (or generally comparable coverage) for you and, where applicable, your spouse and dependents, at the same premium rates as may be charged from time to time for employees of the Company (or any successor) generally, as if you had continued in employment during such period;

(3)	all outstanding unvested equity rights you hold as of the date of your termination/resignation will accelerate and be fully vested as of your last day of employment; and

(4)	outplacement services not to exceed 20% of base salary.

Notwithstanding anything in the Plan to the contrary, if a Senior Officer (other than the Senior Officers designated on Exhibit A) becomes entitled to terminate employment upon a Change in Control, but does not solely because the successor enters into an offer letter, employment agreement, transitional services agreement, or other similar agreement for services to be performed after the Change in Control, the Senior Officer will receive the aforementioned benefits regardless of whether a termination/resignation of employment occurs; provided, that the cash value of clauses (2) and (4) shall be paid to the Senior Officer as part of the lump sum cash payment, in lieu of providing the relevant benefits.

ii.	Top Performers and Other Eligible Employees

(1)	a lump sum cash payment in an amount equal to base salary as in effect prior to termination of employment that such Top Performer or Other Eligible Employee would receive over the applicable Severance Period;

(2)	for the Severance Period, continuation of health and welfare coverage in effect as of the date of his termination (or generally comparable coverage) for you and, where applicable, your spouse and dependents, at the same premium rates as may be charged from time to time for employees of the Company (or any successor) generally, as if you had continued in employment during such period;

(3)	all outstanding unvested equity rights you hold as of the date of your termination/resignation will accelerate and be fully vested as of your last day of employment; and

(4)	outplacement services for the Outplacement Period.

Notwithstanding the foregoing, any Top Performer who is a Transition Employee shall be entitled to the foregoing severance benefits upon the Change in Control and for purposes of clause (1) above, the base salary shall be determined at the highest base salary in effect for the Transition Employee within the 18 month period prior to the Change in Control.

C. Parachute Payments. With respect to Senior Officers and Senior Executives only, if as a result of a Change in Control, any amount payable to or other benefit receivable by the Senior Officer or the Senior Executive under the Plan is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Senior Officer or the Senior Executive which is deemed to constitute a Parachute Payment (whether or not under this Plan or any other existing plan, arrangement or other agreement), and would result in an Excess Parachute Payment (as defined below) and, therefore, imposition on the Senior Officer or the Senior Executive of an excise tax under Section 4999 of the Code on the Excess Parachute Payment, then, in addition to any other benefits to which the Executives are entitled to receive under this Plan or otherwise, the Senior Officer or the Senior Executive shall be paid by the Company (or its successor), or the Company (or its successor) shall cause one of its subsidiaries to pay to the Senior Officer or the Senior Executive, an amount in cash equal to the sum of the excise taxes payable by the Senior Officer or the Senior Executive by reason of receiving an Excess Parachute Payment, plus the amount necessary to put the Senior Officer or the Senior Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Excess Parachute Payments and on any payments under this Section II or otherwise as if no excise taxes had been imposed with respect to the Excess Parachute Payments). For this purpose, “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G(b)(2) of the Code and “Excess Parachute Payment” shall mean an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

OTHER BENEFITS.

Severance benefits will not be considered compensation or continuing employment for purposes of determining benefits that are provided under any other plans maintained by the Company, including, without limitation, the Company’s retirement plan(s) and equity compensation plan(s).

TAX WITHHOLDING.

All payments under the Plan are subject to applicable tax withholding requirements and the Company may withhold from amounts otherwise payable under the Plan such amounts or require you to pay to the Company the amount of applicable withholding taxes. In addition, you are solely responsible for all taxes that result from your receipt of benefits under the Plan.

SECTION 409A OF THE CODE.

To the extent that any payment under this Plan to you is deemed to be deferred compensation subject to the requirements of section 409A of the Code, the Plan will be operated in compliance with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance with respect to subject payment. Notwithstanding anything in the Plan to the contrary, any payment from the Plan to you that is subject to the requirements of section 409A of the Code may only be made in a manner and upon an event permitted by section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law and the Company may modify the Plan in such a manner to comply with such requirements without your consent.

ASSIGNMENT/ALIENATION OF SEVERANCE BENEFITS.

You do not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event you attempt to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void. However, severance payments under the Plan may be reduced or offset by any amount you may owe the Company or its successor organization, to the extent permitted by applicable law.

CLAIMS PROCEDURE.

Adverse Benefit Determinations.

Each terminated employee who believes he or she is entitled to a benefit, but has not received a benefit, may apply in writing within 30 days of his or her termination. If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the terminated employee, in writing, within 90 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time.

The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the terminated employee:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the terminated employee to perfect the claim and an explanation as to why such information is necessary; and

4.	an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the terminated employee’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Appeal of Adverse Benefit Determinations.

The terminated employee or his or her duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. The terminated employee or his or her duly authorized representative may:

1.	request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the terminated employee’s claim for benefits.

The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by the terminated employee relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period.

The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by the terminated employee:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	the terminated employee’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of the terminated employee’s right to bring a civil action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If the terminated employee or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to the terminated employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

PLAN ADMINISTRATION.

The Plan Administrator will be the administrator of the Plan and the named fiduciary of the Plan for purposes of ERISA. The Plan Administrator may, however, delegate to any person, committee or entity any of its power or duties under the Plan.

With respect to claims for benefits under the Claims Procedure, the Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits. The decisions of the Plan Administrator in all matters relating to the Plan that are within the scope of his/her authority (including, without limitation, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

AMENDMENT AND TERMINATION OF THE PLAN.

The Company reserves the right, prior to a Change in Control, to amend or terminate the Plan, in whole or in part, at any time and for any reason, with or without notice. Such action shall be taken by the Company’s senior human resources offices. No amendment may be made to the Plan (other than to increase benefits), nor may the Plan be terminated, on, or at any time within the 12-month period following, a Change in Control.

SUCCESSORS.

Any successor to the Company as a result of a Change in Control shall assume the obligations under this Plan and perform the obligations under this Plan. Any successor to the Company shall perform such obligations under this Plan in good faith, including, without limitation, resolving disputed issues of fact, making determinations regarding eligibility for benefits and interpreting plan provisions.

ERISA RIGHTS STATEMENT.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information about Your Plan and Benefits.

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

SCHEDULE I

I.	Senior Officers

Position	Severance Multiplier	Severance Period
Chief Executive Officer	2	24 months
Chief Financial Officer	1.5	18 months
All other Senior Officers	1.5	18 months

II.	Senior Executives

Position	Severance Multiplier	Severance Period
Executive Vice President	1.5	18 months
Senior Vice President	1.5	18 months

III.	Top Performers

Position	Severance Period	Outplacement Period

Transition Employee	Six months, plus one month for each cumulative year of service with the Company (or any subsidiary) prior to the Change in Control and the Company (or any successor or its subsidiary) after the Change in Control, capped at twelve months	3 months

Vice President	Six months, plus one month for each cumulative year of service with the Company (or any subsidiary) prior to the Change in Control and the Company (or any successor or its subsidiary) after the Change in Control, capped at twelve months	3 months

Director	Four months, plus two weeks for each cumulative year of service with the Company (or any subsidiary) prior to the Change in Control and the Company (or any successor or its subsidiary) after the Change in Control, capped at six months	3 months

Any other Top Performer	One month, plus two weeks for each cumulative year of service with the Company (or any subsidiary) prior to the Change in Control and the Company (or any successor or its subsidiary) after the Change in Control, capped at four months	1 month

IV.	Other Eligible Employees

Position	Severance Period	Outplacement Period

Vice President	Six months, plus one month for each cumulative year of service with the Company (or any subsidiary) prior to the Change in Control and the Company (or any successor or its subsidiary) after the Change in Control, capped at twelve months	3 months

Director	Four months, plus two weeks for each cumulative year of service with the Company (or any subsidiary) prior to the Change in Control and the Company (or any successor or its subsidiary) after the Change in Control, capped at six months	3 months

Any other Other Eligible Employee	One month, plus two weeks for each cumulative year of service with the Company (or any subsidiary) prior to the Change in Control and the Company (or any successor or its subsidiary) after the Change in Control, capped at four months	1 month

EXHIBIT A

ADDITIONAL SENIOR OFFICERS

Joseph M. McDoniel

A-1

EXHIBIT B

TRANSITION EMPLOYEES

Tae Rhee

A-2